Exhibit 99.1

PRESS RELEASE

Contact Information:

David R. O’Reilly

Chief Financial Officer

(214) 741-7744

David.OReilly@howardhughes.com

THE HOWARD HUGHES CORPORATION®

REPORTS FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Dallas, TX, February 26, 2018 — The Howard Hughes Corporation ® (NYSE: HHC) (the “Company”) announced operating results for the fourth quarter and year ended December 31, 2017. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further details of these results.

Full Year Earnings Highlights

•                  Net income attributable to common stockholders decreased $33.9 million in 2017, to $168.4 million and $3.91 per diluted share, compared to 2016 net income of $202.3 million or $4.73 per diluted share. The decrease is primarily due to a decline in gains on sales of properties, increased warrant liabilities loss, and decreased equity in earnings from real estate and other affiliates, offset by a $164.3 million decrease in our tax provision, primarily due to a $101.7 million benefit provided by the Tax Cuts and Jobs Act of 2017 (the “Tax Act”).

•                  Total net operating income (“NOI”) from operating assets, excluding assets sold or in redevelopment and including our share of NOI from joint ventures, was $157.0 million for the year ended December 31, 2017, an increase of $18.0 million or 13.0% over the year ended December 31, 2016 driven by strong performance and the stabilization of assets across all property types.

•                  Master Planned Communities (“MPC”) segment earnings before tax (“EBT”) increased by $10.9 million or 6.1% to $190.4 million for the year ended December 31, 2017, compared to $179.5 million for the year ended December 31, 2016, bolstered by strong performance in Bridgeland and Summerlin as well as the opening and initial land sales at our newest MPC, The Woodlands Hills.

•                  Sold 177 condominiums at Ward Village in 2017, bringing total homes closed or under contract to 1,286 homes or 93.1% of the 1,381 residences available for sale at our four residential projects.

•                  Completed and placed into service four projects including two office buildings and two self-storage facilities and commenced construction on five projects including three office buildings, one multi-family project and one retail center.

•                  Closed on the sales of six of our non-core assets for total proceeds of $88.6 million, resulting in a net gain of $55.3 million while generating $88.5 million in taxable losses.

•                  Subsequent to the end of the year, repurchased 475,920 shares of common stock in a private, unaffiliated transaction at a purchase price of $120.33 per share, or approximately $57.3 million.

•                  In February 2018, executed an agreement with an affiliate of Noho Hospitality Group, cofounded by two-time James Beard award-winning chef, Andrew Carmellini, to open a new restaurant in the Pier Village as well as multi-year sponsorship agreements with Ticketmaster and Heineken (through NYC Seaport SP Group, LLC).

Fourth Quarter 2017 Highlights

•                  Net income attributable to common stockholders increased to $149.1 million or $3.46 per diluted share for the three months ended December 31, 2017, as compared to $43.6 million, or $1.02 per diluted share, for the three months ended December 31, 2016, due in large part to a $94.0 million tax benefit primarily driven by the Tax Act.

•                  Total NOI from operating assets was $36.2 million for the three months ended December 31, 2017, a decrease of $2.2 million or 5.7% compared to $38.4 million for the three months ended December 31, 2016 reflecting a decrease at our 110 North Wacker property due to the tenant no longer paying rent as we prepare for imminent redevelopment.

•                  MPC segment EBT was $52.6 million for the three months ended December 31, 2017, a decrease of $10.1 million or 16.1% compared to the three months ended December 31, 2016 largely as a result of the timing of land sales.

•                  Sold 59 condominiums at Ward Village in the fourth quarter of 2017, bringing total homes closed or under contract to 1,286 homes or 93.1% of the 1,381 residences available for sale at our four residential projects.

•                  Sold four non-core properties for $52.1 million in proceeds, resulting in $22.8 million in gains while generating $43.6 million in taxable losses.

•                  Acquired our joint venture partner’s 50.0% interest in Constellation, our multi-family project in Summerlin, for $8.0 million in cash and 50% of the joint venture’s liabilities for a total of $16.0 million. As a result of the change in control, we recognized a gain of $17.8 million in Gain on acquisition of joint venture partner’s interest in conjunction with this acquisition relating to the step-up to fair value of the assets acquired.

•                  Announced on October 9, 2017 that ESPN will open live broadcast studios and broadcast numerous daily shows from Pier 17 at the Seaport District in New York through a long-term lease with ESPN’s studio provider NEP Imaging Group, LLC.

•                  Broke ground on the development of a new ballpark located in the Downtown Summerlin area for our wholly owned Las Vegas 51s Triple-A professional baseball team and signed a 20-year, $80.0 million naming rights agreement for the future stadium with the Las Vegas Convention and Visitor’s Authority.

•                  Began construction in the first quarter of 2018 on Downtown Summerlin Apartments, a 267-unit multi-family project in Summerlin.

“In 2017, we continued making significant progress across each of our core markets and business segments. We had our third consecutive year of increased land sales at our MPCs, highest year of NOI in our history within our Operating Assets segment, and a record year of sales at Ward Village without the launch of a new building - contracting 177 units bringing our sales to 93% of total homes sold at our four buildings delivered or under construction. Additionally, we continued to unlock value within our deep development pipeline, placing four new properties into operation while commencing construction on five projects, which upon stabilization should add $28.2 million of recurring NOI.” said David R. Weinreb, Chief Executive Officer. “We closed the year out strong with a successful quarter in which we sold four non-core properties, recycling the proceeds into our core assets, and unlocking meaningful tax benefits. We also increased total land sales revenues and operating income compared to the fourth quarter last year, demonstrating the continued robust demand in the market for homes within our award-winning master planned communities and the ongoing strength of our stabilizing operating portfolio.”

Financial Results

Throughout 2017, we demonstrated strong operating results realizing $1.1 billion in total revenues, an increase of $65.1 million as compared to 2016 driven by increases in our Operating Assets and MPC segments offset by a modest decline in our Strategic Developments segment. The decrease in revenues in our Strategic Developments segment was due to a decrease in condominium rights and unit sales recognized on a percentage of completion, as two of our residential towers are substantially sold. Despite higher revenues, the decline in operating income was largely the result of one-time gain on sales of properties realized in 2016, including the result of a one-time opportunistic gain of $140.5 million on the 2016 sale of 80 South Street Assemblage, and is not indicative of the underlying business results within our operating segments.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2017	2016
Net income attributable to common stockholders	$149,121	$43,595	$168,404	$202,303
Basic income per share	$3.48	$1.10	$4.07	$5.12
Diluted income per share	$3.46	$1.02	$3.91	$4.73

Funds from operations (FFO)	$168,033	$67,963	$260,278	$244,588
FFO per weighted average diluted share	$3.90	$1.59	$6.04	$5.72

Core FFO	$75,437	$98,631	$297,980	$333,715
Core FFO per weighted average diluted share	$1.75	$2.31	$6.92	$7.81

AFFO	$68,822	$92,278	$279,182	$316,302
AFFO per weighted average diluted share	$1.60	$2.16	$6.48	$7.40

The $105.5 million increase in Net income attributable to common stockholders for the three months ended December 31, 2017 as compared to the same period in 2016 primarily relates to a $101.7 million tax benefit as well as increased operating income in our MPC segment and an increase in gains on sales of properties. These increases were partially offset by accelerated depreciation relating to operating assets closing for redevelopment. The $33.9 million decrease in Net income attributable to common stockholders for the year ended December 31, 2017 as compared to 2016 is primarily due to a decline in gains on sales of properties, a loss from redemption of senior notes, increased warrant liabilities loss, and decreased equity in earnings from real estate and other affiliates.  These decreases were offset by a $164.3 million decrease in our tax provision, primarily due to a $101.7 million benefit provided by the Tax Act.

FFO for the three months ended December 31, 2017 increased $100.1 million or $2.31 per diluted share compared to the same period in 2016 primarily due to the items mentioned above.  FFO for the year ended December 31, 2017 increased $15.7 million or $0.32 per diluted share as compared to the year ended December 31, 2016 primarily due to $125.4 million overall reduction in the tax provision, offset by a $46.4 million loss on redemption of senior notes due 2021, $19.0 million in additional warrant liability losses in 2017, decreases of approximately $38.2 million in segment earnings primarily driven by a decrease in condominium rights and units sales as homes at Waiea and Anaha are substantially sold, and a decrease of $3.8 million as compared to prior year on gains on acquisition of joint venture partner’s interest.

Core FFO for the three months ended December 31, 2017 decreased $23.2 million or $0.56 per diluted share as compared to the same period in 2016, and for the year ended December 31, 2017 decreased $35.7 million or $0.89 per diluted share as compared to 2016.  The decreases in both periods were primarily due to a decline in condominium rights and unit sales under the percentage of completion method as well as a decline in equity in earnings in real estate and other affiliates due to timing of sales at The Summit joint venture and a sale in 2016 at our Circle T Ranch and Power Center joint venture which did not recur in 2017. These decreases are offset by increases in the MPC and Operating Assets segment earnings, adjusted to exclude gains, depreciation and amortization on depreciable real estate property.

Adjusted FFO (“AFFO”), our Core FFO adjusted to exclude recurring capital improvements and leasing commissions, decreased $23.5 million or $0.56 per diluted share for the three months ended December 31, 2017 as compared to the same period in 2016 primarily due to the items discussed above.  Adjusted FFO decreased $37.1 million or $0.92 per diluted share for the year ended December 31, 2017 as compared 2016 primarily due to the items discussed above as well as a slight increase of $1.6 million in recurring tenant and capital improvements. Please reference FFO, Core FFO and AFFO as defined and reconciled to the closest GAAP measure in the Appendix to this release and the reasons why we believe these non-GAAP measures are meaningful to investors.

Business Segment Operating Results

Master Planned Communities

In 2017, we increased our MPC segment earnings before tax to $190.4 million, an increase of 6.1% as compared to prior year, bolstered by strong performance in Bridgeland and Summerlin as well as the opening and initial land sales at our newest MPC, The Woodlands Hills. In total during 2017, we sold 349.6 acres of residential land at a price per acre increase of 1.3%, 26.1% and 12.1% at Bridgeland, Summerlin and The Woodlands, respectively.  These increases, along with the sale of 35.7 acres of commercial land, helped drive an increase in total revenue in our MPC segment by $46.2 million. In addition, we recognized our $23.2 million share of earnings from The Summit, our luxury golf course joint venture development within Summerlin, and received a $10.0 million cash distribution generated by $55.9 million in land sales at the joint venture.

Operating Assets

In our Operating Assets segment, we increased net operating income (“NOI”), including our share of NOI from equity investments and excluding properties sold or in redevelopment, by $18.0 million, or 13.0%, to $157.0 million in 2017 compared to $139.0 million in 2016. This increase was driven by strong performance and the stabilization of assets across all property types, partially offset by NOI reductions related to the wind down of operating activities at both 110 North Wacker and certain areas of Ward Village, where we will execute on development in the coming months as we pursue future value creation opportunities. We experienced particularly strong NOI growth in our office and hospitality assets for the years ended December 31, 2017 and 2016 with an increase in NOI of $7.3 million and $6.9 million, respectively.

Also during 2017, we acquired our joint venture partner’s 50.0% interest in Constellation for $8.0 million in cash and 50% of the joint venture’s liabilities, for a total of $16.0 million, resulting in a gain of $17.8 million on step-up to fair value of net assets acquired.  We also acquired our joint venture partner’s 50.0% interest in the Las Vegas 51s minor league baseball team, which upon completion of a new stadium will serve as an amenity for our Summerlin MPC, for $16.4 million, resulting in a gain of $5.4 million on step-up to fair value of the net assets acquired.

Strategic Developments

Our Strategic Developments segment experienced another strong year of execution with respect to both the sale of condominium units in Ward Village as well as development activities throughout the portfolio, with two new condominium towers under construction, two that have welcomed residents and three projects completed at The Woodlands and Columbia. We reported revenues of $464.3 million from condominium rights and unit sales at our four residential condominium towers available for sale in Ward Village, as compared to $485.6 million in 2016 and $305.3 million in 2015.  Through December 31, 2017 we have closed on the sales of a total of 464 units to new residents. With the opening of both Waiea and Anaha to new residents and the associated proceeds generated from the closings of those units, we repaid the $195.3 million outstanding balance on the Waiea and Anaha construction loan.

Also within our Strategic Development segment during 2017, we completed construction on: (i) two self-storage facilities in The Woodlands totaling 1,438 units; (ii) One Merriweather, a 202,603 square foot, Class A office building in Downtown Columbia; and (iii) Two Merriweather, a 124,635 square foot, Class A office building in Downtown Columbia. We commenced construction on six projects including: (i) Aristocrat, a 12-acre build-to-suit project including two 90,000 square foot office buildings, 100% pre-leased to Aristocrat Technologies; (ii) Two Summerlin, a 145,000 square foot Class A office building; (iii) 100 Fellowship Drive, a three-story, 203,000 rentable square foot medical building in The Woodlands which is 100% pre-leased; (iv) Creekside Park Apartments, a 292-unit apartment complex in The Woodlands; (v) Lake Woodlands Crossing Retail center, containing approximately 60,300 rentable retail square feet in The Woodlands; and (vi) 33 Peck Slip, our joint venture project for redevelopment of a 66-room hotel serving as an amenity in the Seaport District. Finally, we broke ground on a new ballpark in downtown Summerlin for the Las Vegas 51s minor league baseball team as well as signed a naming rights agreement with the Las Vegas Convention and Visitor’s Authority for the new ballpark which will pay us $4 million annually for a 20-year term.

Balance Sheet Fourth Quarter Activity and Subsequent Events

As of December 31, 2017, our total consolidated debt equaled approximately 42.5% of our total assets. Our leverage ratio (debt to enterprise value, as defined in the Supplemental Information) was 36.2% as of December 31, 2017. We believe our low leverage, with a focus on project specific financing, reduces our exposure to potential downturns and provides us with the ability to evaluate new opportunities.

In 2017, we were also able to maintain our strong balance sheet, financial flexibility and liquidity to fund future growth. As of December 31, 2017, we have $861.1 million of cash and cash equivalents, and, based on extended maturity dates, we have only $78.2 million of debt maturing during 2018. In March of 2017, we issued $800 million of 5.375% senior notes due March 15, 2025 (the “2025 Notes”), using the sales proceeds to redeem all $750 million of the 6.875% senior notes, to pay related transaction fees and expenses, and to repay construction financings and fund ongoing development projects and general corporate needs. This refinancing transaction added meaningful duration to our debt maturity profile, reduced our current coupon by 150 basis points and maintained our current liquidity profile all at a positive net present value basis. In June of 2017, we opportunistically issued an additional $200.0 million of the 2025 Notes at a premium to par of 102.25%, further increasing our liquidity profile.

In addition, our liquidity was further enhanced during the year by obtaining approximately $127.6 million in construction financings, obtaining $49.2 million in non-recourse financings, a $30.0 million increase in The Woodlands Master Credit Facility, the receipt of our first reimbursement of $1.6 million from the first tranche of $38.5 million in Tax Increment Financed bonds issued by Howard County, Maryland (with another $14.4 million submitted for reimbursement as of December 31, 2017, to offset our development costs), and the receipt of $52.0 million from our CEO and President as consideration for the issuance of warrants to these executives. Finally, we closed on the sales of six non-core assets for total proceeds of $88.6 million, resulting in a net gain of $51.4 million included in Gains on sales of properties from our Strategic Developments segment and $3.9 million in Gains on sales of operating properties from our Operating Assets segment. These sales have generated $88.5 million in taxable losses.

On February 23, 2018, we repurchased 475,920 shares of our common stock, par value $0.01 per share, in a private transaction with an unaffiliated entity at a purchase price of $120.33 per share, or approximately $57,267,453 in the aggregate.  The repurchase transaction was consummated on February 21, 2018, and was funded with cash on hand.

On January 19, 2018, we paid off the $18.9 million mortgage loan on our 110 North Wacker property and settled the related swap position. As of January 2018, our tenant has vacated, and demolition has begun on 110 North Wacker to allow for redevelopment of the property.  The newly constructed 110 North Wacker will be a 53-story, Class A, downtown office building with 1.4 million square feet, and it is currently 34.8% pre-leased to Bank of America.

On December 28, 2017, we closed on a $24.2 million non-recourse financing for Constellation, a multi-family building located in Summerlin. The loan bears interest at 4.07% and matures on January 1, 2033.

On December 5, 2017, we executed a modification of our $65.5 million Three Hughes Landing Facility to extend the maturity 30 days to January 5, 2018. On January 5, 2018, we modified and extended the $65.5 million loan which bears interest at one-month LIBOR plus 2.60% with an initial maturity of December 5, 2018, with two, one-year extension options.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 14 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange under HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

We may make forward-looking statements in this press release and in other reports and presentations that we file or furnish with the Securities and Exchange Commission. In addition, our management may make forward-looking statements orally to analysts, investors, creditors, the media and others. Forward-looking statements include:

•                  budgeted costs, future lot sales and estimates of NOI and EBT;

•                  capital required for our operations and development opportunities for the properties in our Operating Assets and Strategic Developments segments;

•                  expected commencement and completion for property developments and timing of sales or rentals of certain properties;

•                  expected performance of our MPC segment and other current income producing properties;

•                  forecasts of our future economic performance; and

•                  future liquidity, development opportunities, development spending and management plans.

These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements to materially differ from any future results, performance and achievements expressed or implied by such forward-looking statements. These risk factors are described in our Annual Report, which has been filed with the Securities and Exchange Commission on February 26, 2018. Any factor could, by itself, or together with one or more other factors, adversely affect our business, results of operations or financial condition. There may be other factors currently unknown to us that we have not described in our Annual Report that could cause results to differ from our expectations. These forward-looking statements present our estimates and assumptions as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2017	2016	2017	2016
Revenues:
Condominium rights and unit sales	$122,043	$123,021	$464,251	$485,634
Master Planned Community land sales	71,064	68,150	248,595	215,318
Minimum rents	46,972	45,013	183,025	173,268
Tenant recoveries	11,187	11,222	45,814	44,330
Hospitality revenues	18,830	16,126	76,020	62,252
Builder price participation	8,222	5,755	22,835	21,386
Other land revenues	8,560	4,009	28,166	16,232
Other rental and property revenues	14,105	5,250	31,414	16,585
Total revenues	300,983	278,546	1,100,120	1,035,005

Expenses:
Condominium rights and unit cost of sales	85,152	81,566	338,361	319,325
Master Planned Community cost of sales	32,828	29,599	121,116	95,727
Master Planned Community operations	13,896	11,919	38,777	42,371
Other property operating costs	31,576	18,465	91,729	65,978
Rental property real estate taxes	7,420	5,737	29,185	26,847
Rental property maintenance costs	3,416	3,175	13,432	12,392
Hospitality operating costs	14,828	11,980	56,362	49,359
Provision for doubtful accounts	982	1,035	2,710	5,664
Demolition costs	1,620	994	1,923	2,212
Development-related marketing costs	5,717	6,598	20,504	22,184
General and administrative	26,459	25,083	89,882	86,588
Depreciation and amortization	36,059	24,618	132,252	95,864
Total expenses	259,953	220,769	936,233	824,511

Operating income before other items	41,030	57,777	163,887	210,494

Other:
Provision for impairment	—	—	—	(35,734)
Gains on sales of properties	18,915	—	51,367	140,549
Other (loss) income, net	2,498	1,595	3,248	11,453
Total other	21,413	1,595	54,615	116,268

Operating income	62,443	59,372	218,502	326,762

Interest income	872	459	4,043	1,359
Interest expense	(15,021)	(17,096)	(64,568)	(65,724)
Loss on redemption of senior notes due 2021	—	—	(46,410)	—
Warrant liability (loss) gain	—	(2,780)	(43,443)	(24,410)
Gain on acquisition of joint venture partner’s interest	17,842	—	23,332	27,088
Gain (loss) on disposal of operating assets	3,868	(1,117)	3,868	(1,117)
Equity in earnings from Real Estate and Other Affiliates	(323)	21,118	25,498	56,818
Income before taxes	69,681	59,956	120,822	320,776
(Benefit) provision for income taxes	(77,647)	16,361	(45,801)	118,450
Net income	147,328	43,595	166,623	202,326
Net loss (income) attributable to noncontrolling interests	1,793	—	1,781	(23)
Net income attributable to common stockholders	$149,121	$43,595	$168,404	$202,303

Basic income per share:	$3.48	$1.10	$4.07	$5.12

Diluted income per share:	$3.46	$1.02	$3.91	$4.73

THE HOWARD HUGHES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

	December 31,
(In thousands, except share amounts)	2017	2016
Assets:
Investment in real estate:
Master Planned Community assets	$1,642,278	$1,669,561
Buildings and equipment	2,238,617	2,027,363
Less: accumulated depreciation	(321,882)	(245,814)
Land	277,932	320,936
Developments	1,196,582	961,980
Net property and equipment	5,033,527	4,734,026
Investment in Real Estate and Other Affiliates	76,593	76,376
Net investment in real estate	5,110,120	4,810,402
Cash and cash equivalents	861,059	665,510
Accounts receivable, net	13,041	9,883
Municipal Utility District receivables, net	184,811	150,385
Notes receivable, net	5,864	155
Deferred expenses, net	80,901	64,531
Prepaid expenses and other assets, net	473,268	666,516
Total assets	$6,729,064	$6,367,382

Liabilities:
Mortgages, notes and loans payable, net	$2,857,945	$2,690,747
Deferred tax liabilities	160,850	200,945
Warrant liabilities	—	332,170
Accounts payable and accrued expenses	521,718	572,010
Total liabilities	3,540,513	3,795,872

Equity:
Preferred stock: $.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $.01 par value; 150,000,000 shares authorized, 43,300,253 shares issued and 43,270,880 outstanding as of December 31, 2017 and 39,802,064 shares issued and 39,790,003 outstanding as of December 31, 2016	433	398
Additional paid-in capital	3,302,502	2,853,269
Accumulated deficit	(109,508)	(277,912)
Accumulated other comprehensive loss	(6,965)	(6,786)
Treasury stock, at cost, 29,373 shares and 12,061 shares as of December 31, 2017 and 2016, respectively	(3,476)	(1,231)
Total stockholders’ equity	3,182,986	2,567,738
Noncontrolling interests	5,565	3,772
Total equity	3,188,551	2,571,510
Total liabilities and equity	$6,729,064	$6,367,382

Appendix – Reconciliations of Non-GAAP Measures

As of and for the Three Months and Year Ended December 31, 2017

We use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. The non-GAAP financial measures used herein are Net operating income (“NOI”), Funds from operations (“FFO”), Core funds from operations (“Core FFO”), and Adjusted funds from operations (“AFFO”).

Because our three segments, Master Planned Communities, Operating Assets and Strategic Developments, are managed separately, we use different operating measures to assess operating results and allocate resources among these three segments. The one common operating measure used to assess operating results for our business segments is EBT. EBT, as it relates to each business segment, represents the revenues less expenses of each segment, including interest income, interest expense and Equity in earnings of real estate and other affiliates. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, EBT should not be considered as an alternative to GAAP net income.

Reconciliation of EBT to income before taxes	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016	2015
MPC segment EBT	$52,604	$62,706	$190,351	$179,481	$114,366
Operating Assets segment EBT	(14,356)	5,191	(28,664)	(22,985)	(9,646)
Strategic Developments segment EBT	51,985	36,102	169,041	302,022	97,580
Total consolidated segment EBT	90,233	103,999	330,728	458,518	202,300
Corporate and other items:
General and administrative	(26,459)	(25,083)	(89,882)	(86,588)	(81,345)
Corporate interest expense, net	(12,105)	(13,104)	(48,700)	(52,460)	(52,995)
Warrant liability (loss) gain	—	(2,780)	(43,443)	(24,410)	58,320
Gain on acquisition of joint venture partner’s interest	17,842	—	23,332	27,088	—
Gain (loss) on disposal of operating assets	3,868	(1,117)	3,868	(1,117)	29,073
Gains on sales of properties	125	—	125	—	—
Equity in earnings in Real Estate and Other Affiliates	(453)	—	(453)	—	—
Loss on redemption of senior notes due 2021	—	—	(46,410)	—	—
Corporate other (expense) income, net	(923)	51	(45)	6,241	1,409
Corporate depreciation and amortization	(2,447)	(2,010)	(8,298)	(6,496)	(6,042)
Total Corporate and other items	(20,552)	(44,043)	(209,906)	(137,742)	(51,580)
Income before taxes	$69,681	$59,956	$120,822	$320,776	$150,720

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses, including our share of NOI from equity investees). NOI excludes straight-line rents and amortization of tenant incentives, net interest expense, ground rent amortization, demolition costs, amortization, depreciation, and development-related marketing. All management fees have been eliminated for all internally-managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that factors, which vary by property, such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP net income (loss). For reference, and as an aid in understanding our computation of NOI, a reconciliation of Operating Assets EBT to Operating Assets NOI has been presented in the table below.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016
Total Operating Assets segment EBT	$(14,356)	$5,191	$(28,664)	$(22,985)

Add Back:
Straight-line lease amortization	(2,801)	(1,057)	(7,999)	(10,689)
Demolition costs	1,443	194	1,605	194
Development-related marketing costs	1,029	46	3,346	947
Provision for impairment	—	—	—	35,734
Depreciation and Amortization	33,503	21,767	122,421	86,313
Write-off of lease intangibles and other	492	61	575	25
Other income, net	50	(1,475)	315	(4,601)
Equity in earnings from Real Estate Affiliates	472	(185)	(3,267)	(2,802)
Interest, net	15,580	13,458	61,584	50,427
Total Operating Assets NOI - Consolidated	35,412	38,000	149,916	132,563

Exclude:
Redevelopments
Historic Area / Uplands	—	—	—	(589)
Landmark Mall	—	(150)	—	(676)
Total Operating Asset Redevelopments NOI	—	(150)	—	(1,265)

Dispositions
Cottonwood Square	250	176	750	705
Park West	1	490	(60)	1,835
Total Operating Asset Dispositions NOI	251	666	690	2,540

Consolidated Operating Assets NOI excluding properties sold or in redevelopment	$35,161	$37,484	$149,226	$131,288

Company’s Share NOI - Equity investees	$1,084	$888	$4,401	$5,069

Distributions from Summerlin Hospital Investment	—	—	3,383	2,616

Total NOI	$36,245	$38,372	$157,010	$138,973

FFO, Core FFO, and Adjusted FFO (AFFO)

FFO is defined by the National Association of Real Estate Investment Trusts (NAREIT) as net income calculated in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges (which we believe are not indicative of the performance of our operating portfolio). We calculate FFO in accordance with NAREIT’s definition. Since FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in land sales prices, occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of our financial performance not immediately apparent from net income determined in accordance with GAAP. Core FFO is calculated by adjusting FFO to exclude the impact of certain non-cash and/or nonrecurring income and expense items, as set forth in the calculation below. These items can vary greatly from period to period, depending upon the volume of our acquisition activity and debt retirements, among other factors. We believe that by excluding these items, Core FFO serves as a useful, supplementary measure of the ongoing operating performance of our core operations, and we believe it is used by investors in a similar manner. Finally, AFFO adjusts our Core FFO operating measure to deduct cash spent on recurring tenant improvements and capital expenditures of a routine nature as well as leasing commissions to present an adjusted measure of Core FFO. Core FFO and AFFO are non-GAAP and non-standardized measures and may be calculated differently by other peer companies.

While FFO, Core FFO, AFFO and NOI are relevant and widely used measures of operating performance of real estate companies, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO, Core FFO, AFFO, and NOI do not purport to be indicative of cash available to fund our future cash requirements. Further, our computations of FFO, Core FFO AFFO and NOI may not be comparable to those reported by other real estate companies. We have included a reconciliation of FFO, Core FFO, and AFFO to GAAP net income below. Non-GAAP financial measures should not be considered independently, or as a substitute, for financial information presented in accordance with GAAP.

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2017	2016	2017	2016
Net income attributable to common shareholders	$149,121	$43,595	$168,404	$202,303
Add:
Segment real estate related depreciation and amortization	33,612	22,608	123,954	89,368
(Gain) loss on disposal of operating assets	(3,868)	1,117	(3,868)	1,117
Gains on sales of properties	(18,915)	—	(51,367)	(140,549)
Income tax expense (benefit) adjustments - deferred:
(Gain) loss on disposal of operating assets	1,424	(419)	1,424	(419)
Gains on sales of properties	6,963	—	19,127	52,706
Impairment of depreciable real estate properties	—	—	—	35,734
Reconciling items related to noncontrolling interests	(1,793)	—	(1,781)	23
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	1,489	1,062	4,385	4,305
FFO	$168,033	$67,963	$260,278	$244,588

Adjustments to arrive at Core FFO:
Acquisition expenses	77	—	109	526
Loss on redemption of senior notes due 2021	—	—	46,410	—
Gain on acquisition of joint venture partner’s interest	(17,842)	—	(23,332)	(27,088)
Warrant loss	—	2,780	43,443	24,410
Severance expenses	123	253	2,525	453
Non-real estate related depreciation and amortization	2,447	2,010	8,298	6,496
Straight-line rent adjustment	(2,849)	(1,203)	(7,782)	(10,861)
Deferred income tax expense (benefit)	(85,334)	18,178	(64,014)	61,411
Non-cash fair value adjustments related to hedging instruments	506	265	905	1,364
Share based compensation	2,860	587	8,211	7,343
Other non-recurring expenses (development related marketing and demolition costs)	7,337	7,592	22,427	24,396
Our share of the above reconciling items included in earnings from unconsolidated joint ventures	79	206	502	677
Core FFO	$75,437	$98,631	$297,980	$333,715

Adjustments to arrive at Adjusted FFO (“AFFO”):
Tenant and capital improvements	(5,647)	(4,881)	(15,803)	(14,224)
Leasing commissions	(968)	(1,472)	(2,995)	(3,189)
AFFO	$68,822	$92,278	$279,182	$316,302

FFO per diluted share value	$3.90	$1.59	$6.04	$5.72

Core FFO per diluted share value	$1.75	$2.31	$6.92	$7.81

AFFO per diluted share value	$1.60	$2.16	$6.48	$7.40